Exhibit 10.1
PROMISSORY NOTE
BORROWER:	PAA Natural Gas Storage, L.P. 333 Clay St., Suite 1500 Houston, Texas 77002

LENDER:	Plains All American Pipeline, L.P. 333 Clay St., Suite 1600 Houston, Texas 77002

PRINCIPAL AMOUNT: $200,000,000	DATE OF NOTE: February 9, 2011
1.	DEFINITIONS. As used in this Note, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Borrowed Amount” is used herein as defined in Section 2 below.

“Borrower” shall mean PAA Natural Gas Storage, L.P., a Delaware limited partnership, and its successors and assigns.

“Business Days” shall mean any day, other than a Saturday, Sunday or day which shall be in New York, New York a legal holiday or day on which banking institutions are required or authorized to close.

“Closing Date” shall mean the date when all Section 7 conditions have been satisfied to Lender and Lender makes the loan of the Borrowed Amount.

“Credit Agreement” shall mean the Credit Agreement dated April 7, 2010 between Borrower, Bank of America, N.A. and the other Lender’s parties thereto, as amended, restated, replaced or otherwise modified.

“Event of Default” shall mean individually, collectively and interchangeably any of the Events of Default set forth below in Section 8.

“Law” shall mean any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof.

“Lender” shall mean Plains All American Pipeline, L.P., a Delaware limited partnership, and its successors and assigns.

“Material Adverse Change” shall mean, with respect to Borrower, an event which causes a material adverse effect on the business, assets, operation or condition (financial or otherwise) of such Borrower, or which otherwise changes in a materially adverse way any other facts, circumstances, or conditions which Lender has relied upon or utilized in entering into or performing this Note.

“Note” shall mean this Promissory Note, as the same may from time to time be amended, modified, supplemented, replaced (in whole or part) and/or restated and in effect.

“Scheduled Maturity Date” shall mean February 9, 2014.

2.	PROMISE TO PAY. Borrower, for value received, absolutely, irrevocably and unconditionally promises to pay to the order of Lender, in lawful money of the United States of America and in immediately available funds, the principal sum of TWO HUNDRED MILLION AND 00/100 DOLLARS (U.S. $200,000,000.00) (the “Borrowed Amount”), together with simple interest assessed at the fixed rate per annum equal to five and a quarter percent (5.25%), calculated on the basis of a 360 day calendar year (twelve 30 day months), on the principal balance of this Note as outstanding from time to time, commencing on the date of this Note and continuing until this Note is paid in full.

3.	PAYMENT AND INTEREST. From the date of this Note first written above until the Scheduled Maturity Date, this Note shall accrue interest only on the outstanding Borrowed Amount. Interest shall be payable semiannually on the last Business Day of June and December, with the first such payment date being June 30, 2011, and the final interest payment date being the Scheduled Maturity Date. Any of the Borrowed Amount outstanding on the Scheduled Maturity Date shall be paid on such date. Borrower will pay Lender at its address stated above, or at such other place as Lender may designate in writing, in lawful money of the United States of America that at the time of payment is legal tender for payment of public and private debts and in immediately available funds. Notwithstanding anything to the contrary contained herein, if the rate of interest, late payment fee or any other charges or fees due or paid hereunder are determined by a court of competent jurisdiction to be usurious, then said interest rate, fees and/or charges shall be reduced to the maximum amount permissible under applicable law. Any payment made under this Note shall be applied in the following order: first, to any fees or expenses payable under this Note; second, to any accrued and unpaid interest; and third, to any principal outstanding under this Note.

4.	SECURITY AND PRIORITY. This Note is unsecured. Credit support for this obligation will remain pari passu with the Credit Agreement.

5.	VOLUNTARY AND MANDATORY PREPAYMENT. Borrower may prepay this Note in part or in full at any time by paying the then outstanding Borrowed Amount of this Note, plus any accrued interest.

6.	REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Note, Borrower represents and warrants to Lender as follows:

(a)	Borrower is a limited partnership duly created, validly existing, and in good standing under the laws of the State of Delaware. Borrower has the power and authority to enter into this Note and Borrower has the power to perform its obligations hereunder;

(b)	Borrower is not party to any agreement or instrument, nor subject to any charter or other restriction, compliance with the terms of which materially and adversely affect the business, properties, assets , or operations of Borrower or its condition (financial or otherwise), and Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which they are a party, which default could reasonably be expected to constitute a Material Adverse Change;

(c)	The execution and delivery by Borrower of this Note, the performance by it of its obligations, and the consummation of the transactions contemplated thereby, do not and will not violate (i) any provision of Law; (ii) Borrower’s organizational documents; (iii) the terms and conditions of the Credit Agreement; or (iv) any other material contract;

(d)	No authorization, consent, approval or formal exemption of, nor any filing or registration with, any governmental body or regulatory authority (federal, state or local), and no further vote, consent or approval of Borrower is or will be required in connection with the execution and delivery by Borrower of this Note or the performance by Borrower of its obligations hereunder; and

(e)	Borrower understands and agrees that Lender is relying upon the above representations and warranties in entering into this Note, and the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Borrowed Amount shall be paid in full, or until this Note shall be terminated, whichever is the last to occur.
7.	CONDITIONS PRECEDENT TO CLOSING. The obligation of Lender to loan the Borrowed Amount on the Closing Date shall be subject to the satisfaction and the continued satisfaction to Lender of the following conditions precedent:
(a)	Borrower shall have executed and delivered to Lender this Note and all other documents required by this Note, all in form and substance and in such number of counterparts as may be reasonably required by Lender;

(b)	The representations, warranties, and covenants of Borrower as set forth in this Note, shall be and remain true and correct;

(c)	No Event of Default shall exist or shall result from the making of the Loan; and

(d)	A Material Adverse Change shall not have occurred.
8.	DEFAULT. Each of the following shall constitute an “Event of Default” under this Note:

(a)	Borrower shall fail to pay interest due under this Note within five (5) Business Days after the same becomes due;

(b)	Borrower shall fail to pay principal due under this Note;

(c)	Borrower fails to duly observe, perform or comply with its obligations under any covenant, agreement, condition or provision of the Credit Agreement, and such failure results in an Event of Default as defined under such Credit Agreement;

(d)	Borrower shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or

(e)	An involuntary proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.
9.	LENDER’S RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT. Should any one or more Events of Default occur or exist under this Note as provided above, in addition to other rights and remedies provided for herein or otherwise available at law or equity, Lender shall have the right, at its sole option, to accelerate the payments due under, and/or maturity of, this Note and insist upon immediate payment in full of the unpaid principal balance then outstanding under this Note, plus accrued interest and reasonable attorneys’ fees, costs, expenses and other fees and charges as provided herein.

10.	DEFAULT INTEREST. If an Event of Default occurs and is continuing, any amount outstanding under this Note during such period shall bear interest at a per annum default interest rate equal to the interest rate set forth Section 2 plus three percent (3%).

11.	WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER BORROWER OR LENDER AGAINST THE OTHER PARTY.

12.	GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with the laws of the State of Texas without regard to any laws that might result in the application of the laws of any other jurisdiction.

13.	FEES. If Lender refers this Note to an attorney for collection or enforcement, or files suit against Borrower to collect or enforce this Note, or if Borrower files for bankruptcy or other relief from creditors, Borrower agrees to pay all of Lender’s reasonable attorneys’ fees, court costs and administrative costs associated therewith.

14.	INDEMNITY. Borrower agrees to indemnify Lender against and to hold Lender harmless from any and all losses, liabilities, expenses, claims, or damages of whatever kind or nature, including Lender’s reasonable attorneys’ fees and costs (to be reimbursed as and when incurred) based upon or resulting from this Note or Lender’s loan to Borrower or the exercise of its remedies under this Note, even if such losses, liabilities, expenses, claims, or damages resulted, in whole or in part, from Lender’s negligence.

15.	AMENDMENT, SUPPLEMENT, WAIVER. This Note may only be amended or supplemented with the consent of Borrower and Lender.

16.	SUCCESSORS AND ASSIGNS LIABLE. Borrower’s obligations and agreements under this Note shall be binding upon Borrower’s successors and assigns. The rights and remedies granted to Lender under this Note shall inure to the benefit of Lender’s successors and assigns, as well as to any subsequent holder or holders of this Note.

17.	CAPTION HEADINGS. Caption headings of the sections of this Note are for convenience purposes only and are not to be used to interpret or to define their provisions. In this Note, whenever the context so requires, the singular includes the plural and the plural also includes the singular.

18.	SEVERABILITY. If any term or provision of this Note (including interest charged hereunder), or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the parties intend for any court or arbitrator construing this Note to reform, modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Note, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Note shall be valid and enforced to the fullest extent permitted by law.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL OF THE PROVISIONS OF THIS NOTE.

BORROWER: PAA NATURAL GAS STORAGE, L.P.
By:	PNGS GP LLC,
its General Partner

By:	/s/ Al Swanson
	Name:	Al Swanson
	Title:	Senior Vice President and Chief Financial Officer

LENDER: PLAINS ALL AMERICAN PIPELINE, L.P.
By:	PAA GP LLC,
its General Partner

By:	PLAINS AAP, L.P.
its Sole Member

By:	PLAINS ALL AMERICAN GP LLC
its General Partner

By:	/s/ Charles Kingswell-Smith
	Name:	Charles Kingswell-Smith
	Title:	Vice President and Treasurer